EXHIBIT 23(E)(III) UNDER FORM N-1A
                                            EXHIBIT 1(E) UNDER ITEM 601/REG. S-K
                                   Exhibit B
                                     to the
                             Distributor's Contract

                              THE HUNTINGTON FUNDS
                              INVESTMENT B SHARES

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|                                              |DATE ADDED TO CONTRACT|
|                    FUNDS                     |                      |
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|Huntington Dividend Capture Fund              |    June 23, 2006     |
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|Huntington Fixed Income Securities Fund       |    June 23, 2006     |
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|Huntington Growth Fund                        |    June 23, 2006     |
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|Huntington Income Equity Fund                 |    June 23, 2006     |
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|Huntington Intermediate Government Income Fund|    June 23, 2006     |
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|Huntington International Equity Fund          |    June 23, 2006     |
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|Huntington Macro 100 Fund                     |    June 23, 2006     |
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|Huntington Michigan Tax-Free Fund             |    June 23, 2006     |
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|Huntington Mid Corp America Fund              |    June 23, 2006     |
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|Huntington Money Market Fund                  |    June 23, 2006     |
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|Huntington Mortgage Securities Fund           |    June 23, 2006     |
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|Huntington New Economy Fund                   |    June 23, 2006     |
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|Huntington Ohio Tax-Free Fund                 |    June 23, 2006     |
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|Huntington Situs Small Cap Fund               |    June 23, 2006     |
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       The following provisions are hereby incorporated and made part of the
Distributor's Contract dated June 23, 2006, between The Huntington Funds ("Investment Company") and Edgewood Services, Inc. ("Edgewood") with respect to the Class of Investment B Shares of the Funds set forth above.

   1. The Investment Company hereby appoints Edgewood to engage in activities principally intended to result in the sale of Investment B Shares of the above-listed Funds ("Shares"). Pursuant to this appointment, Edgewood is authorized to select a group of financial institutions ("Financial Institutions") to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Investment Company and to provide, or cause others to provide, shareholder services with respect to those Shares that are held by their respective customers from time to time.

   2. (a) During the term of this Agreement, the Investment Company will direct Edgewood, as agent for the Investment Company, to pay Edgewood for services pursuant to this Agreement and/or to pay the financier of sales commissions advanced in connection with the sale of Investment B
        Shares: (i) a monthly fee for distribution-related activities computed at the annual rate of 0.75% of the average aggregate net asset value of the Investment B Shares held during the month; and (ii) all contingent deferred sales charges paid by shareholders during the month in connection with the redemption of Investment B Shares in accordance with the Investment Company's then-current Prospectus and Statement of Additional Information. In addition, Edgewood, as the agent of the Investment Company, will direct the disbursement out of the Investment Company's assets of a monthly shareholder services fee to Financial Institutions to be computed at the annual rate of 0.25% of average aggregate net asset value of Investment B Shares held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

        (b) In order to facilitate the financing of advance commissions to be paid to Financial Institutions for the sale of Investment B Shares, Edgewood, as agent for the Investment Company, is authorized and permitted to sell and assign any rights it may have to all or a portion of the fees payable with regard to Investment B Shares to a third party, and such transfer shall be free and clear of offsets or claims that the Investment Company or any Fund may have against Edgewood. Alternatively, the Investment Company may pay all or any portion of the fees payable with regard to Investment B Shares directly to the third party transferee or its designee.

   3. Edgewood will enter into separate written agreements with various Financial Institutions to provide certain of the services set forth in Paragraph 1 herein. Edgewood, as agent for the Investment Company, will cause Financial Institutions to be paid out of the Investment Company's assets a periodic fee in respect of Shares owned from time to time by the Financial Institution's clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by the Investment Company and/or by Edgewood, as agent for the Investment Company.

   4. Edgewood will prepare reports to the Board of Trustees of the Investment Company on a quarterly basis showing amounts expended hereunder including amounts paid to Financial Institutions and the purpose for such expenditures.

       In consideration of the mutual covenants set forth in the Distributor's Contract dated June 23, 2006, between the Investment Company and Edgewood, the Investment Company executes and delivers this Exhibit on behalf of the Funds, and with respect to the Share Classes thereof, first set forth in this Exhibit.

   Witness the due execution hereof this 23rd day of June, 2006.


THE HUNTINGTON FUNDS                    EDGEWOOD SERVICES, INC.


By:  /s/ B. Randolph Bateman            By:  /s/ Charles L. Davis. Jr.
Name:  B. Randolph Bateman              Name:  Charles L. Davis, Jr.
Title: President                        Title: President